STOCK OPTION AGREEMENT

    THIS  AGREEMENT  is  entered  into  by and between DIVERSIFIED CORPORATE

  RESOURCES, INC., a Texas corporation (herein  called  "Company"),  and  J.

 MICHAEL MOORE (herein called "Optionee").

    WHEREAS,  the  Optionee  is  employed  by  the  Company  in an executive capacity; and

    WHEREAS,  the  Company considers it desirable and in its best  interests that Optionee be given  an  inducement to acquire an additional proprietary interest in the Company and an  added incentive to advance the interests of the Company in the form of an option  to purchase shares of common stock of the Company (the "Common Stock").

    NOW,  THEREFORE, in consideration of  the  premises,  it  is  agreed  as follows:



 1.  GRANT  OF  OPTION.  The Company shall and does hereby grant to Optionee the right, privilege  and  option to purchase 50,000 shares of Common Stock at  $.50  (fifty cents) per share,  in  the  manner  and  subject  to  the

 conditions hereinafter  provided.   The parties hereto acknowledge that the

  granting  of this option was approved  as  of  October  31,  1995  (herein referred to as the "Authorization Date").

    1.   TIME  OF  EXERCISE  OF  OPTION.   Subject  to the terms hereof, the

  option herein granted (a) shall be immediately exercisable  as  to  15,000 shares  of  Common  Stock,  and  (b)  shall  become  exercisable  as  to an additional 3,000 shares of Common Stock (subject to the maximum number  of shares  covered  by  this Agreement being 50,000 shares of Common Stock) if the Optionee continues  to  be  an  officer,  director  or  employee of the

 Company or any of its subsidiaries on the last day of each of the following months  subsequent  to  the Authorization Date: January, April,  July  and

 October.  Example, if the  Optionee continues to be an officer, director or employee of the Company or any of its subsidiaries on January 31, 1996, the

 Optionee will have earned the  option  to  purchase  3,000 shares of Common

  Stock  (in  addition  to the 15,000 shares of Common Stock  which  can  be

 exercised immediately).   No  part  of  the  option  herein  granted may be

  exercised  after  the  expiration of five (5) years from the Authorization

 Date it is granted.



    2.   METHOD  OF  EXERCISE.    The  option  herein  granted  (a)  may  be

 exercised, in whole or in part, at  any  time  or  times  subsequent to the

  Authorization Date, and (b) shall be exercised by written notice  directed to  the Company at its principal place of business, accompanied by check in payment  of  the  option price for the number of shares specified and by an investment letter in  form  reasonably  satisfactory  to  the Company.  The

  Company  shall undertake to make prompt delivery of such shares,  provided that if any  law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof,

 then the date  of  delivery of such shares shall be extended for the period necessary to take such action.

    3.   TERMINATION  OF  OPTION.   To the extent not theretofore exercised,

 the option herein granted shall terminate forthwith:

          4.   Upon the expiration of  six (6) calendar months from the date on  which  Optionee's  continuous involvement  (as  an  officer  and/or director of the Company  and/or as an employee of the Company or any of its subsidiaries) with the  Company  is terminated for any reason other than as provided in subsections (b) and  (c)  of  this Section 4 of the

     Agreement.

          5.   Upon expiration of twelve (12) calendar months  from the date on  which  Optionee's  continuous involvement with the Company  (as  an officer and/or director  of  the  Company  and/or as an employee of the

     Company or any of its subsidiaries) is terminated  due  to death, total disability or retirement at age 65.

          6.   Upon  the  expiration  of three (3) months from the  date  of termination of employment of Optionee  by  the  Company  for  cause (as herein defined).

          7.   October 31, 2000 (five years from the Authorization Date).

    8.   TERMINATION FOR CAUSE.  For purposes of this Agreement, termination for cause (a) must be determined by the Board of Directors of the Company,

 and  (b)  may  not  be  with  respect to any action or inaction of Optionee unless the Board of Directors of  the Company determines that the action or inaction involved was done willfully  with  the intent of doing harm to the

 Company or its business.  Unless the Company gives notice that the Board of

  Directors  has  made  a finding that the Executive's  agreement  with  the

 Company was terminated for  cause by the Company, and unless such notice is given in writing within ten (10)  days  of  the date the Company terminates the Executive's involvement with the Company,  a termination of Optionee by the Company shall be deemed for some reason other  than  cause for purposes of this Agreement only.

    9.   RECLASSIFICATION, CONSOLIDATION, OR MERGER.  If and  to  the extent that  the number of issued shares of common stock of the Company shall  be increased  or  reduced  by change in par value, split-up, reclassification,

 distribution of a dividend  payable  in  stock,  or the like, the number of shares of common stock subject to the option herein granted, and the option price therefor shall be appropriately adjusted.  If the Company merges with one  or more entities in a transaction in which the  Company  is  not  the surviving  entity,  (a)  this  option  shall  thereafter apply to shares of common stock of the surviving entity, and (b) the number of shares of stock subject  to option and the option price therefor  shall  be  appropriately adjusted in  a  manner  consistent  with  the  terms  and conditions of the aforesaid merger.

    10.  RIGHTS PRIOR TO EXERCISE OF OPTION.  The option  herein  granted is nontransferable by Optionee except as herein otherwise provided in  Section

   4  of  this  Agreement.   Unless  the  Optionee  is  disabled,  with  the

 determination  of  the  existence  or  nonexistence of such disability such disability left to the reasonable discretion  of  the Board of Directors of the Company, the option herein may only be exercised by the Optionee during his  lifetime; if the Optionee is disabled, as aforesaid,  the  Optionee's legal representative  shall  have  the right to exercise all or any part of this option at any time or times during  the  period  of  time in which the

  Optionee  is disabled.  If the Optionee dies prior to the time  that  this option may be exercised, the Optionee's legal representative shall have the right to exercise  this option for and on behalf of Optionee.  With respect to the shares of common  stock  which  are  subject  to  the  option herein granted,  Optionee shall have no rights as a stockholder until payment  of the option price  for  the shares being purchased by exercise of the option herein granted, and the issuance of the shares involved.

    11.  BINDING EFFECT.   This Agreement shall be binding upon and inure to

  the  benefit  of  the  parties   hereto   and   their   respective  heirs,

 representatives, successors and assigns.

    12.  MULTIPLE  ORIGINALS.   This Agreement may be executed  in  multiple

  counterparts  with  each counterpart  constituting  an  original  for  all purposes.

    13.  TOTAL AGREEMENT.   This  Agreement  may  not  be amended or revised

  except  by a written instrument executed by both of the  parties  to  this

 Agreement.

         IN  WITNESS  WHEREOF, the parties hereto have caused this Agreement to be executed this ____ day of December, 1995.

                        DIVERSIFIED CORPORATE RESOURCES, INC.


                        By:
                             Name:
                             Title:

                        OPTIONEE:



                        J. Michael Moore